CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                           IPO INVESTORS NETWORK, INC.

  IPO INVESTORS NETWORK, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Deleware,

  DOES HEREBY CERTIFY:

  FIRST: That the holder of the majority of issued shares of common stock of the corporation, by written consent, filed with the minutes of the corporation, has adopted this Certificate of Amendment to the Certificate of Incorporation of IPO INVESTORS NETWORK, INC. Written notice of adoption of the amendment has been given as provided in Section 228 of hte General Corporation Law of the State of Deleware to every stockholder entitled to such notice.

  SECOND:  That Article I has been amended to read as follows:


                                    ARTICLE I

  The name of the corporation is Mentor Capital Consultants, Inc.



  THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Sections 242 and 228 of the General Corporation Law of the State of Deleware.

  Executed this 22nd day of March, 2001


                                         /s/ W. Michael Bissonnette
                                        _____________________________
                                       W. Michael Bissonnette, President